                                                                    EXHIBIT 3(a)

                                SECOND RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          REPUBLIC GROUP INCORPORATED

                                    * * * *

    REPUBLIC GROUP INCORPORATED, a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "Corporation"), DOES HEREBY CERTIFY:

1. That the Certificate of Incorporation of the Corporation was filed with the Secretary of State of the State of Delaware on August 28, 1961 under the name Republic Gypsum Company;

2. That, in accordance with the requirements of Section 245 of the General Corporation Law of the State of Delaware, the Board of Directors of the Corporation duly adopted resolutions authorizing the restatement and integration of the Corporation's Certificate of Incorporation, as amended;

3. That the following Restated Certificate of Incorporation restates and integrates the provisions of the Corporation's Certificate of Incorporation, as amended, that are operative and in effect as of the date hereof, and does not further amend such provisions, and there is no discrepancy between such provisions and the following Restated Certificate of Incorporation;

4. That the text of the Certificate of Incorporation, as amended, is restated and integrated in its entirety as follows:

    FIRST.  The name of the corporation is

                          REPUBLIC GROUP INCORPORATED

    SECOND. Its principal office in the State of Delaware is located at No. 100 West Tenth Street, in the City of Wilmington, County of New Castle. The name and address of its resident agent is The Corporation Trust Company, No. 100 West Tenth Street, Wilmington 99, Delaware.

    THIRD. The nature of the business, or objects or purposes to be transacted, promoted or carried on are:

    To conduct and carry on the business of mining, buying, transporting, processing, selling and dealing in gypsum and manufacturing, selling and dealing in gypsum wallboard and other gypsum products.
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    To conduct and carry on the business of general contractors and builders;
to design, plan, erect, construct, equip, alter, rebuild, remodel, improve and repair all kinds of houses, buildings and other structures or parts thereof and works and excavations therefor; to employ mechanics, laborers, artisans and workmen, and to make contracts and sub-contracts for work and materials; to manufacture, buy, sell and deal in lumber and other building materials of all kinds; to own, manage, operate, lease, purchase and sell buildings of all kinds and generally to transact all business of a similar nature necessary or incidental to that purpose, and to do all things necessary or incidental or connected with the business of contractors and builders.

    To lend money, without banking privileges, and generally to engage in the mortgage, finance and credit business.

    To engage in and carry on the business of buying, leasing and otherwise acquiring lands and interests in lands of every kind and description and wheresoever situated; buying, leasing and otherwise acquiring and constructing and erecting, or contracting for the construction and erection of buildings and structures in and on such lands for any uses or purposes; holding, owning, improving, developing, maintaining, operating, letting, leasing, mortgaging, selling or otherwise disposing of such property or any part thereof; equipping, furnishing and operating apartments, apartment houses, hotels, apartment hotels, restaurants, residences, office buildings, shopping centers, industrial complexes, industrial plants, warehouses, or any other buildings or structures of whatsoever kind.

    To build, buy, sell, lease, own and operate grain and commodity elevators and warehouses for the storage, handling and forwarding of all kinds of grain, produce, commodities and provisions and the by-products thereof.

    To buy and sell and otherwise deal in and with grain, provisions and other commodities.

    To search, mine, prospect and explore for petroleum and other oils, gas and any other useful or valuable minerals and substances or products, either for its own account or for others; to drill for, remove, produce, acquire by purchase or otherwise, own, use, store, transport, refine, distill, manufacture, process, prepare for market, sell and otherwise dispose of petroleum and other oils, bitumens, bituminous substances of all kinds, vegetable substances, minerals and gases and all products, by-products and residual products thereof or therefrom; to drill for, purchase, take, lease as lessee and otherwise acquire, to own, use, maintain, develop, improve and operate, and to sell, convey, mortgage, pledge, lease as lessor and otherwise dispose of and deal in oil, gas and other wells and leases, royalties and other mineral interests and any articles, materials, machinery, equipment, structures or property uses therefor or in connection therewith; and to engage in any trades, businesses and occupations necessary or convenient in connection with any business of the corporation or incidental, related or contributory thereto.

    To transport, ship, manufacture, purchase or otherwise acquire, invest in, own, mortgage, pledge, sell, assign and transfer or otherwise dispose of, trade, deal in and deal with goods, wares and merchandise and personal property of every class and description.

    To acquire, and pay for in cash, stock or bonds of this corporation or otherwise, the good will, rights, assets and property, and to undertake or assume the whole or any part of the obligations or liabilities of any person, firm, association or corporation.





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    To acquire, hold, use, sell, assign, lease, grant licenses in respect of, mortgage or otherwise dispose of letters patent of the United States or any foreign country, patent rights, licenses and privileges, inventions, improvements and processes, copyrights, trade-marks and trade names, relating to or useful in connection with any business of this corporation.

    To acquire by purchase, subscription or otherwise, and to receive, hold, own, guarantee, sell, assign, exchange, transfer, mortgage, pledge or otherwise dispose of or deal in and with any of the shares of the capital stock, or any voting trust certificates in respect of the shares of capital stock, scrip, warrants, rights, bonds, debentures, notes, trust receipts, and other securities, obligations, choses in action and evidences of indebtedness or interest issued or created by any corporations, joint stock companies, syndicates, associations, firms, trusts or persons, public or private, or by the government of the United States of America, or by any foreign government, or by any state, territory, province, municipality or other political subdivision or by any governmental agency, and as owner thereof to possess and exercise all the rights, powers and privileges of ownership, including the right to execute consents and vote thereon, and to do any and all acts and things necessary or advisable for the preservation, protection, improvement and enhancement in value thereof.

    To enter into, make and perform contracts of every kind and description with any person, firm, association, corporation, municipality, county, state, body politic or government or colony or dependency thereof.

    To borrow or raise moneys for any of the purposes of the corporation and, from time to time without limit as to amount, to draw, make, accept, endorse, execute and issue promissory notes, drafts, bills of exchange, warrants, bonds, debentures and other negotiable or non-negotiable instruments and evidences of indebtedness, and to secure the payment of any thereof and of the interest thereon by mortgage upon or pledge, conveyance or assignment in trust of the whole or any part of the property of the corporation, whether at the time owned or thereafter acquired, and to sell, pledge or otherwise dispose of such bonds or other obligations of the corporation for its corporate purposes.

    To loan to any person, firm or corporation any of its surplus funds, either with or without security.

    To purchase, hold, sell and transfer the shares of its own capital stock; provided it shall not use its funds or property for the purchase of its own shares of capital stock when such use would cause any impairment of its capital except as otherwise permitted by law, and provided further that shares of its own capital stock belonging to it shall not be voted upon directly or indirectly.

    To have one or more offices, to carry on all or any of its operations and business and without restriction or limit as to amount to purchase or otherwise acquire, hold, own, mortgage, sell, convey or otherwise dispose of, real and personal property of every class and description in any of the states, districts, territories or colonies of the United States, and in any and all foreign countries, subject to the laws of such state, district, territory, colony or country.

    In general, to carry on any other business in connection with the foregoing, and to have and exercise all the powers conferred by the laws of Delaware upon corporations formed under the General Corporation Law of the State of Delaware, and to do any or all of the things hereinbefore set forth to the same extent as natural persons might or could do.





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    The objects and purposes specified in the foregoing clauses shall, except where otherwise expressed, be in nowise limited or restricted by reference to, or inference from, the terms of any other clause in this certificate of incorporation, but the objects and purposes specified in each of the foregoing clauses of this article shall be regarded as independent objects and purposes.

    FOURTH. The total number of shares of Capital Stock which the Corporation shall have authority to issue is Thirty-Five Million Four Hundred Eighty-Seven Thousand Four Hundred Ten (35,487,410) shares, divided into Four Hundred Eighty-Seven Thousand Four Hundred Ten (487,410) shares of Preferred Stock, without par value, issuable in series, hereinafter called "Preferred Stock Issuable in Series", and Thirty-Five Million (35,000,000) shares of Common Stock of the par value of $1.00 each.

    Shares of the Preferred Stock Issuable in Series may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, or no voting powers, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed herein and in a resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation. The Board of Directors of the Corporation is hereby expressly authorized, subject to the limitations provided by law, to establish and designate series of the Preferred Stock Issuable in Series, to fix the number of shares constituting each series, and to fix the designations and the relative powers, rights, preferences and limitations of the shares of each series and the variations in the relative powers, rights, preferences and limitations as between series, and to increase and to decrease the number of shares constituting each series. The authority of the Board of Directors of the Corporation with respect to each series shall include but shall not be limited to the authority to determine the following:

    (a)  The designation of such series;

    (b)  The number of shares initially constituting such series;

    (c) The increase, and the decrease to a number not less than the number of the outstanding shares of such series, of the number of shares constituting such series theretofore fixed;

    (d) The rate or rates and the times at which dividends on the shares of such series shall be paid, and whether or not such dividends shall be cumulative, and, if such dividends shall be cumulative, the date or dates from and after which they shall accumulate;

    (e) Whether or not the shares of such series shall be redeemable, and, if such shares shall be redeemable, the terms and conditions of such redemption, including but not limited to the date or dates upon or after which such shares shall be redeemable and the amount per share which shall be payable upon such redemption, which amount may vary under different conditions and at different redemption dates;

    (f) The amount payable on the shares of such series in the event of the voluntary or involuntary liquidation, dissolution or winding up of the Corporation. A liquidation, dissolution or winding up of the Corporation, as such terms are used in this subparagraph (f), shall not be deemed to be occasioned by or to include any consolidation or merger of the Corporation with or into any other corporation or





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         corporations or a sale, lease or conveyance of all or a part of the assets of the Corporation;

    (g) Whether or not the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if such shares shall have such voting rights, the terms and conditions thereof, including but not limited to the right of the holders of such shares to vote as a separate class either alone or with the holders of shares of one or more other series of Preferred Stock Issuable in Series and the right to have more (or less) than one vote per share;

    (h) Whether or not a sinking fund shall be provided for the redemption of the shares of such series, and, if such a sinking fund shall be provided, the terms and conditions thereof;

    (i) Whether or not a purchase fund shall be provided for the shares of such series, and, if such a purchase fund shall be provided, the terms and conditions thereof;

    (j) Whether or not the shares of such series shall have conversion privileges, and, if such shares shall have conversion privileges, the terms and conditions of conversion, including but not limited to any provision for the adjustment of the conversion rate or the conversion price; and

    (k) Any other powers, preferences and relative, participating, optional, or other special rights, or qualifications, limitations or restrictions thereof, as shall not be inconsistent with the provisions of this Article Fourth or the limitations provided by law.

    No stockholder of this Corporation shall by reason of his holding shares of any class or a series of any class, have any preemptive or preferential right to purchase or subscribe to any shares of any class, or a series of any class, of this Corporation, now or hereafter to be authorized, or any notes, debentures, bonds or other securities convertible into or carrying options or warrants to purchase shares of any class, or a series of any class, now or hereafter to be authorized, whether or not the issuance of any such shares, or such notes, debentures, bonds or other securities, would adversely affect the dividend or voting rights of such stockholder, other than such rights, if any, as the Board of Directors in its discretion from time to time may grant and at such price as the Board of Directors in its discretion may fix; and the Board of Directors may issue shares of any class or a series of any class of this Corporation, or any notes, debentures, bonds, or other securities convertible into or carrying options or warrants to purchase shares of any class, or a series of any class, without offering any such shares, either in whole or in part, to the existing stockholders of any class or a series of any class.

    FIFTH. The minimum amount of capital with which the corporation will commence business is One Thousand Dollars ($1,000.00).

    SIXTH.  The corporation is to have perpetual existence.

    SEVENTH. The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.

    EIGHTH. In furtherance and not in limitation of the powers conferred by statute, the board





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of directors is expressly authorized:

    To make, alter or repeal the by-laws of the corporation.

    To authorize and cause to be executed mortgages and liens upon the real and personal property of the corporation.

    To set apart out of any of the funds of the corporation available for dividends a reserve or reserves for any proper purpose and to abolish any such reserve in the manner in which it was created.

    By resolution passed by a majority of the whole board, to designate one or more committees, each committee to consist of two or more of the directors of the corporation, which, to the extent provided in the resolution or in the by-laws of the corporation, shall have and may exercise the powers of the board of directors in the management of the business and affairs of the corporation, and may authorize the seal of the corporation to be affixed to all papers which may require it. Such committee or committees shall have such name or names as may be stated in the by-laws of the corporation or as may be determined from time to time by resolution adopted by the board of directors.

    When and as authorized by the affirmative vote of the holders of a majority of the stock issued and outstanding having voting power given at a stockholders' meeting duly called for that purpose, or when authorized by the written consent of the holders of a majority of the voting stock issued and outstanding, to sell, lease or exchange all of the property and assets of the corporation, including its good will and its corporate franchises, upon such terms and conditions and for such consideration, which may be in whole or in part shares of stock in, and/or other securities of, any other corporation or corporations, as its board of directors shall deem expedient and for the best interests of the corporation.

    NINTH. Whenever a compromise or arrangement is proposed between this corporation and its creditors or any class of them and/or between this corporation and its stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this corporation or of any creditor or stockholder thereof, or on the application of any receiver or receivers appointed for this corporation under the provisions of section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this corporation under the provisions of section 279 of Title 8 of the Delaware Code order a meeting of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the stockholders or class of stockholders of this corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this corporation as consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the stockholders or class of stockholders, of this corporation, as the case may be, and also on this corporation.

    TENTH. The corporation shall indemnify any and all of its directors or officers or former directors or officers or any person who may have served at its request as a director or officer of another corporation in which it owns shares of capital stock or of which it is a creditor against expenses actually and necessarily incurred by them in connection with the defense of any action,





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suit proceeding in which they, or any of them, are made parties, or a party, by reason of being or having been directors or officers or a director or officer of the corporation, or of such other corporation, except in relation to matters as to which any such director or officer or former director or officer or person shall be adjudged in such action, suit or proceeding to be liable for negligence or misconduct in the performance of duty. Such indemnification shall not be deemed exclusive of any other rights to which those indemnified may be entitled, under any by-laws, agreement, vote of stockholders, or otherwise.

    ELEVENTH. Meetings of stockholders may be held outside the State of Delaware, if the bylaws so provide. The books of the corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the by-laws of the corporation. Elections of directors need not be by ballot unless the by-laws of the corporation shall so provide.

    TWELFTH. Any action required or permitted to be taken by the stockholders of the Corporation must be effected at a duly called annual or special meeting of such holders and may not be effected by any consent in writing by such holders. At any annual meeting or special meeting of stockholders of the Corporation, only such business shall be conducted as shall have been brought before such meeting in the manner provided by the Bylaws of the Corporation.

    THIRTEENTH. A. (1) In addition to any affirmative vote required by law, by this Certificate of Incorporation or by any Preferred Stock Designation, and except as otherwise expressly provided in Section B of this Article THIRTEENTH:

                 (i) any merger or consolidation of the Corporation or any Subsidiary (as hereinafter defined) with or into (a) any Interested Stockholder (as hereinafter defined) or (b) any other corporation (whether or not itself an Interested Stockholder) which is, or after such merger or consolidation would be, an Affiliate or Associate (as such terms are hereinafter defined) of an Interested Stockholder; or

                 (ii) any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions) to or with any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder of any assets of the Corporation or any Subsidiary having an aggregate Fair Market Value (as hereinafter defined) of $1 million or more; or

                 (iii) the issuance or transfer by the Corporation or any Subsidiary (in one transaction or a series of transactions) of any securities of the Corporation or any Subsidiary to any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder in exchange for cash, securities or other property (or a combination thereof) having an aggregate Fair Market Value of $1 million or more; or

                 (iv) the adoption of any plan or proposal for the liquidation or dissolution of the Corporation proposed by or on behalf of any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder; or

                 (v) any reclassification of securities (including any reverse stock





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             split), or recapitalization of the Corporation, or any merger or consolidation of the Corporation with any of its Subsidiaries or any other transaction (whether or not with or into or otherwise involving any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder) which has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of equity or convertible securities of the Corporation or any Subsidiary which is "beneficially owned" (as hereinafter defined) by any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder;

         shall require the affirmative vote of not less than two-thirds (66-2/3%) of the total voting power of all outstanding Voting Shares that are not beneficially owned by the Interested Stockholder referred to in clauses (i) through (v) above or the Affiliates or Associates of such Interested Stockholder voting together as a single class. Such affirmative vote shall be required notwithstanding any other provisions of this Certificate of Incorporation or any provision of law or of any agreement with any national securities exchange or otherwise which might otherwise permit a lesser vote or no vote.

             (2) The term "Business Combination" as used in this Article THIRTEENTH shall mean any transaction which is referred to in any one or more of subparagraphs (i) through (v) of paragraph (1) of this Section A. Notwithstanding any of the foregoing, the term Business Combination shall not include any transaction between the Corporation or any Subsidiary and another corporation fifty percent (50%) or more of the voting stock of which is owned by the Corporation or any Subsidiary and none of which is owned by an Interested Stockholder or any Affiliate or Associate of any Interested Stockholder if each holder of common stock of the Corporation or any Subsidiary receives the same type of consideration in proportion to his holdings.

         B. The provisions of Section A of this Article THIRTEENTH shall not be applicable to any particular Business Combination in which a particular Interested Stockholder or any Affiliate or Associate of such Interested Stockholder has an interest of the type contemplated by Section A(1) of this Article THIRTEENTH, and such Business Combination shall require only such affirmative vote as is required by law, any other provision of this Certificate of Incorporation and any Preferred Stock Designation, if, in the case of a Business Combination that does not involve any cash or other consideration being received by the stockholders of the Corporation, solely in their respective capacities as stockholders of the Corporation, the condition specified in the following paragraph (1) is met, or, in the case of any other Business Combination, the conditions specified in either of the following paragraph (1) or paragraph (2) are met:

             (1) The Business Combination shall have been approved by a majority of the Continuing Directors (as hereinafter defined); provided however, that this condition shall not be capable of satisfaction unless there are at least three Continuing Directors.

             (2) All of the following conditions shall have been met:

                 (i) The aggregate amount of (x) cash and (y) Fair Market Value





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         as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of Common Stock in such Business Combination shall be at least equal to the highest amount determined under subparagraphs (a), (b), (c) and
         (d) below:

                     (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates or Associates for any share of Common Stock acquired by it or them;

                     (b) the higher of: (I) the highest Fair Market Value per share of Common Stock during the three-month period ending on the day after the date of the first public announcement of the proposal of the Business Combination (the "Announcement Date") or (II) (if applicable) the Fair Market Value per share of Common Stock on the date on which the Interested Stockholder became an Interested Stockholder (such latter date is referred to in this Article THIRTEENTH as the "Determination Date"), provided that the Determination Date is not more than two years prior to the Announcement Date;

                     (c) (if applicable) the price per share equal to the Fair Market Value per share of Common Stock determined pursuant to subparagraph B(i)(b)(I) above, multiplied by the ratio of (I) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates or Associates for any shares of Common Stock acquired by it or them within the two-year period immediately prior to the Announcement Date to (II) the Fair Market Value per share of Common Stock on the first day in such two-year period on which the Interested Stockholder or any of its Affiliates or Associates acquired any shares of Common Stock; and

                     (d) the earnings per share of Common Stock for the four full consecutive fiscal quarters immediately preceding the record date for determining the holders of record of Common Stock entitled to vote on the Business Combination (or if no such record date is set, then the Announcement Date), multiplied by the then price/earnings multiple (if any) of such Interested Stockholder as customarily computed and reported in the financial community; provided, however that if the common stock of the Interested Person is not at such time and has not been continuously over the preceding twelve (12) month period registered under Section 12 of the Securities Exchange Act of 1934, as amended (or any comparable provision of any superseding statute), and such Interested Stockholder is a direct or indirect subsidiary of another person the common stock of which is and has been so registered, the price/earnings multiple shall be that of such other person.

                (ii)     The aggregate amount of (x) cash and (y) Fair Market
             Value





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             as of the date of the consummation of the Business Combination of consideration other than cash to be received per share by holders of shares of any class of outstanding Preferred Stock shall be at least equal to the highest amount determined under subparagraphs
             (a), (b), (c) and (d) below:

                     (a) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates or Associates for any shares of such class of Preferred Stock acquired by it or them;

                     (b) the highest preferential amount per share to which the holders of shares of such class of Preferred Stock would be entitled in the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, regardless of whether the Business Combination to be consummated constitutes such an event;

                     (c) the higher of: (I) the highest Fair Market Value per share of Preferred Stock during the three-month period ending on the day after the Announcement Date, or (II) (if applicable) the Fair Market Value per share of such class of Preferred Stock on the Determination Date, provided the Determination Date is not more than two years prior to the Announcement Date; and

                     (d) (if applicable) the price per share equal to the Fair Market Value per share of such Class of Preferred Stock determined pursuant to subparagraph (B)(ii)(c)(I) above, multiplied by the ratio of (I) the highest per share price (including any brokerage commissions, transfer taxes and soliciting dealers' fees) paid by the Interested Stockholder or any of its Affiliates or Associates for any shares of such class of Preferred Stock acquired by it or them within the two-year period immediately prior to the Announcement Date to
                 (II) the Fair Market Value per share of such class of Preferred Stock on the first day in such two-year period upon which the Interested Stockholder or any of its Affiliates or Associates acquired any shares of such class of Preferred Stock.

             The provisions of this subparagraph (B)(2)(ii) shall be required to be met with respect to every class of outstanding Preferred Stock, whether or not the Interested Stockholder has previously acquired any shares of a particular class of Preferred Stock.

                 (iii) If the Interested Stockholder or any of its Affiliates or Associates have paid for shares of any class or series of Capital Stock with varying forms of consideration, the form of consideration to be received per share by holders of shares of that class or series of Capital Stock shall be either cash or the form used to acquire the largest number of shares of such class or series of Capital Stock previously acquired by the Interested Stockholder or any of its Affiliates or Associates. The price determined in accordance with subparagraphs B(2)(i) and
             (ii) of this Article





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             THIRTEENTH shall be subject to appropriate adjustment in the event of any stock dividend, stock split, combination of shares or similar event.

                 (iv) After becoming an Interested Stockholder and prior to the consummation of such Business Combination (a) such Interested Stockholder or any of its Affiliates or Associates shall not have acquired any newly issued shares of Capital Stock, directly or indirectly, from the Corporation or any Subsidiary (except upon conversion of convertible securities acquired by it prior to becoming an Interested Stockholder or upon compliance with the provisions of this Article THIRTEENTH or as a result of a pro rata stock dividend or stock split); (b) except as approved by a majority of the Continuing Directors, there shall have been (I) no failure to declare and pay at the regular date thereof any full quarterly or semi-annual dividends (whether or not cumulative) on the outstanding Preferred Stock, (II) no reduction in the annual rate of dividends paid on the Common Stock (except as necessary to reflect any subdivision of the Common Stock), and (III) an increase in such annual rate of dividends as necessary to reflect any reclassification (including any reverse stock split), recapitalization, reorganization or any similar transaction which has the effect of reducing the number of outstanding shares of Common Stock; and (c) such Interested Stockholder or any of its Affiliates or Associates shall not have received the benefit, directly or indirectly (except proportionately as a stockholder), of any loans, advances, guarantees, pledges or other financial assistance or tax credits or other tax advantages provided by the Corporation or any Subsidiary, or made any major changes in the Corporation's or any Subsidiary's business or equity capital structure; and

                 (v) A proxy statement describing the proposed Business
             Combination and complying with the requirements of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder (or any subsequent provisions replacing such Act, rules or regulations), whether or not the Corporation is then subject to such requirements, shall be mailed to the stockholders of the Corporation at least thirty (30) days prior to the consummation of such Business Combination for the purpose of soliciting stockholder approval of such Business Combination. The proxy statement shall contain on the first page thereof, in a prominent place, any recommendation as to the advisability (or inadvisability) of the Business Combination that the Continuing Directors, or any of them, may choose to state and, if deemed advisable by a majority of the Continuing Directors, the opinion of an investment banking firm selected by a majority of the Continuing Directors, as to the fairness (or not) of the terms of the Business Combination, from a financial point of view to the holders of the outstanding shares of capital stock of the Corporation other than the Interested Stockholder and its Affiliates or Associates (such investment banking firm to be paid a reasonable fee for its services by the Corporation).

         C.  For the purposes of this Article THIRTEENTH:

             (1) A "person" means any individual, limited partnership, limited liability partnership, general partnership, corporation, limited liability company, business trust or other firm or entity.

             (2) "Interested Stockholder" means any person (other than the Corporation or any Subsidiary), who or which together with their Affiliates or Associates:

                 (i) is the beneficial owner, directly or indirectly, of
             fifteen percent (15%) or more of the total voting power of the outstanding Capital Stock with respect to the election of directors of the Corporation; or

                 (ii) is an Affiliate or an Associate of the Corporation or any Subsidiary and at any time within the two-year period immediately prior to the date in question was the beneficial owner, directly or indirectly, of fifteen percent (15%) or more of the total voting power of the then outstanding Capital Stock with respect to the election of directors of the Corporation; or

                 (iii) is an assignee of or has otherwise succeeded to any shares of Capital Stock which were at any time within the two-year period immediately prior to the date in question beneficially owned by any Interested Stockholder, if such assignment or succession shall have occurred in the course of a transaction or series of transactions not involving a public offering within the meaning of the Securities Act of 1933, as amended.

             (3) A person shall be a "beneficial owner" of, or shall "beneficially own", any Capital Stock:

                 (i) which such person or any of its Affiliates or Associates beneficially owns, directly or indirectly within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on September 1, 1996; or

                 (ii) which such person or any of its Affiliates or Associates has (a) the right to acquire (whether such right is exercisable immediately or only after the passage of time), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (b) the right to vote pursuant to any agreement, arrangement or understanding (but neither such person nor any such Affiliate or Associate shall be deemed to be the beneficial owner of any shares of Capital Stock solely by reason of a revocable proxy granted for a particular meeting of stockholders, pursuant to a public solicitation of proxies for such meeting, and with respect to which shares neither such person nor any such Affiliate or Associate is otherwise deemed to beneficially own); or

                 (iii) which are beneficially owned, directly or indirectly, within the meaning of Rule 13d-3 under the Securities Exchange Act of 1934, as in effect on September 1, 1996, by any other person with which such person or any of its Affiliates or Associates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting (other than solely by reason of a revocable proxy as described in subparagraph (ii) of this paragraph (3)) or disposing of any shares of Capital Stock;

         provided, however, that in the case of any employee stock ownership or similar plan of the Corporation or of any Subsidiary in which the beneficiaries thereof possess the right to vote any shares of Capital Stock held by such plan, no such plan nor any trustee with respect thereto (nor any Affiliate or Associate of such trustee), solely by reason of such capacity of such trustee, shall be deemed for any purposes hereof, to beneficially own any shares of Capital Stock held under any such plan.

             (4) For the purposes of determining whether a person is an Interested Stockholder pursuant to paragraph (2) of this Section C, the number of shares of Capital Stock deemed to be outstanding shall include shares deemed owned through application of paragraph (3) of this Section C but shall not include any other unissued shares of Capital Stock which may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

             (5) "Affiliate" or "Associate" shall have the respective meaning ascribed to such terms in Rule 12b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934, as in effect on September 1, 1996.

             (6) "Subsidiary" means a corporation of which a majority of any class of equity securities is owned directly or indirectly, by the Corporation; provided, however, that for the purposes of the definition of Interested Stockholder set forth in paragraph (2) of this Section C, the term "Subsidiary" shall mean only a corporation of which a majority of each class of equity security is owned directly or indirectly by the Corporation.

             (7) "Continuing Director" means (i) any member of the Board of Directors of the Corporation who is unaffiliated with the Interested Stockholder and was either a member of the Board of Directors on the effective date of this Article THIRTEENTH or a member of the Board of Directors prior to the time that the Interested Stockholder in question became an Interested Stockholder, and (ii) any director who is thereafter chosen to fill any vacancy on the Board of Directors or who is elected and who, in either event, is unaffiliated with the Interested Stockholder and in connection with his or her initial assumption of office is recommended for appointment or election by a majority of Continuing Directors.

             (8) "Fair Market Value" means (i) in the case of stock, the highest closing sale price during the 30-day period immediately preceding the date in question of a share of such stock on the Composite Tape for New York Stock Exchange-Listed Stock, or if such stock is not quoted on the Composite Tape, on the New York Stock Exchange, or, if such stock is not listed on such Exchange, on the principal United States securities exchange registered under the Securities Exchange Act of 1934, as amended, on which such stock is listed, or, if such stock is not listed on any such exchange, the highest closing bid quotation during the 30-day period immediately preceding the date in question in the over-the-counter market, as reported by the NASDAQ National Market or such other system then in use, or, if no such quotations are available, the fair market value on the date in question as determined in good faith by a majority of the Continuing Directors and (ii) in the case of property other than cash or stock, the fair market value of such property on the date in question as determined in good faith by a majority of the Continuing Directors.

             (9) In the event of any Business Combination in which the Corporation survives, the phrase "consideration other than cash to be received" as used in subparagraphs B(2)(i) and B(2)(ii) of this Article THIRTEENTH shall include the shares of Common Stock and/or the shares of any other class (or series) of outstanding capital stock retained by the holders of such shares.

             (10) "Whole Board" means the total number of directors which this Corporation would have if there were no vacancies.

             (11) "Voting Shares" shall mean (i) the Common Stock of the Corporation and (ii) any shares of Preferred Stock of the Corporation that (a) by the terms of this Certificate of Incorporation or any Preferred Stock Designation are entitled to vote on matters presented to a vote of stockholders under this Article THIRTEENTH (or, if applicable, Article FOURTEENTH), and (b) were issued by the Corporation prior to the date any Person who is at the time of the vote an Interested Stockholder became an Interested Stockholder or, if issued thereafter, the issuance thereof was approved by a majority of the Continuing Directors; provided, however, that this condition shall not be capable of satisfaction unless there are at least three Continuing Directors.

             (12) "Preferred Stock Designation" shall mean a certificate filed with the Secretary of State of the State of Delaware to evidence the designation of any series of the Preferred Stock of the Corporation established by resolution of the Board of Directors pursuant to authority granted in this Certificate of Incorporation.

         D. A majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors, shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, all facts necessary to determine compliance with this Article THIRTEENTH, including, without limitation, (1) whether a person is an Interested Stockholder, (2) the number of shares of Capital Stock beneficially owned by any person, and whether any shares are "Voting Shares" under paragraph
    (11) of Section C of this Article THIRTEENTH, (3) whether a person is an Affiliate or Associate of another, (4) whether the applicable conditions set forth in paragraph (2) of Section B have been met with respect to any Business Combination, (5) the Fair Market Value of stock or other property in accordance with paragraph (8) of Section C of this Article THIRTEENTH, and (6) whether the assets which are the subject of any Business Combination referred to in paragraph (1)(ii) of Section A have, or the consideration to be received for the issuance or transfer of securities by the Corporation or any Subsidiary in any Business Combination referred to in paragraph (1)(iii) of Section A has, an aggregate Fair Market Value of

    $1 million or more. A majority of the Whole Board, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the further power to interpret all of the terms and provisions of this Article THIRTEENTH.

         E. A majority of the Whole Board shall have the right to demand, but only if a majority of the Whole Board shall then consist of Continuing Directors, or, if a majority of the Whole Board shall not then consist of Continuing Directors, a majority of the then Continuing Directors shall have the right to demand that any person who it is reasonably believed is an Interested Stockholder or Affiliate or Associate thereof (or holds of record shares of Capital Stock Beneficially Owned by any Interested Stockholder or Affiliate or Associate thereof) supply the Corporation with complete information as to (1) the record owner(s) of all shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder or Affiliate or Associate thereof, (2) the number of, and class or series of, shares Beneficially Owned by such person who it is reasonably believed is an Interested Stockholder or Affiliate or Associate thereof and held of record by each such record owner and the number(s) of the stock certificate(s) evidencing such shares, and (3) any other factual matter relating to the applicability or effect of this Article THIRTEENTH, as may be reasonably requested of such person, and such person shall furnish such information within 10 days after receipt of such demand.

         F. Nothing contained in this Article THIRTEENTH shall be construed to relieve any Interested Stockholder or any Affiliate or Associate of any Interested Stockholder from any fiduciary obligation imposed by law.

    FOURTEENTH. The Board of Directors may adopt, repeal, alter or amend the Bylaws of the Corporation by the vote of a majority of the Whole Board (as defined in Subparagraph C(10) of Article THIRTEENTH). Notwithstanding any other provisions of this Certificate of Incorporation or any Preferred Stock Designation or any provision of law, which might otherwise permit a lesser vote or no vote, but in addition to any requirements of law and any other provisions of this Certificate of Incorporation or any Preferred Stock Designation (as defined in Subparagraph C(12) of Article THIRTEENTH, the stockholders may not adopt, amend, alter or repeal any provision of the Bylaws of the Corporation, except by the affirmative vote of (i) the holders of at least two-thirds (66-2/3%) of the voting power of the then outstanding Voting Shares (as defined in Subparagraph C(11) of Article THIRTEENTH) voting together as a single class, and (ii) if such amendment has been proposed, directly or indirectly, by or on behalf of any Interested Stockholder (as defined in Subparagraph C(2) of Article THIRTEENTH), it must also be approved by the affirmative vote of not less than two-thirds (66-2/3%) of the total voting power of all outstanding Voting Shares that are not beneficially owned by such Interested Stockholder or the Affiliates or Associates (as defined in Subparagraph C(5) of Article THIRTEENTH) of such Interested Stockholder, voting together as a single class.

    FIFTEENTH. Notwithstanding any other provisions of this Certificate of Incorporation, any Preferred Stock Designation (as defined in subparagraph C(12) of Article THIRTEENTH), or any provision of law, which might otherwise permit a lesser vote or no vote, but in addition to any requirements of law, any other provisions of this Certificate of Incorporation or any Preferred Stock Designation, the affirmative vote of not less than two-thirds (66-2/3%) of the total voting power of all outstanding Voting Shares (as defined in subparagraph C(11) of Article THIRTEENTH) voting together as a single class, shall be required to alter, amend or repeal Article TWELFTH, Article

THIRTEENTH, Article FOURTEENTH or this Article FIFTEENTH; provided, however, that if such action has been proposed, directly or indirectly, by or on behalf of any Interested Stockholder (as defined in subparagraph C(2) of Article THIRTEENTH), it must also be approved by the affirmative vote of not less than two-thirds (66-2/3%) of the total voting power of all outstanding Voting Shares (as defined in subparagraph C(11) of Article THIRTEENTH) that are not beneficially owned by such Interested Stockholder or the Affiliates or Associates (as defined in subparagraph C(5) of Article THIRTEENTH) of such Interested Stockholder, voting together as a single class.

    SIXTEENTH. The corporation reserves the right to amend, alter, change or repeal any provision contained in this certificate of incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

    IN WITNESS WHEREOF, REPUBLIC GROUP INCORPORATED has caused this restated Certificate of Incorporation to be executed in its corporate name by its Chairman of the Board, President and Chief Executive Officer this _______ day of November, 1996.

                              REPUBLIC GROUP INCORPORATED

                              By:
                                ----------------------------------------------
                                     Phil Simpson
                                     Chairman of the Board, President
                                     and Chief Executive Officer